As filed with the Securities and Exchange Commission on March 1, 2018

Registration No. 333-194743

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-194743

UNDER THE SECURITIES ACT OF 1933

RAND LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	20-1195343 (IRS Employer Identification No.)

333 Washington Street, Suite 201

Jersey City, NJ 07302

(212) 863-9427

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Edward Levy

Chief Executive Officer

Rand Logistics, Inc.

333 Washington Street, Suite 201

Jersey City, NJ 07302

(212) 863-9427

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Stephen B. Kuhn

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” , “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. Yes ☐ No ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-194743 on Form S-3 (the “Registration Statement”) originally filed by Rand Logistics, Inc., a Delaware corporation (“Rand”), with the Securities and Exchange Commission on March 21, 2014 registering an indeterminate amount of Rand’s Common Stock, par value $0.0001 per share.

On January 29, 2018, Rand and certain of its U.S. subsidiaries (together with Rand, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On February 28, 2018, the Bankruptcy Court entered an order confirming the Debtors’ pre-packaged plan of reorganization (the “Plan”). On March 1, 2018, all applicable conditions set forth in the Plan were satisfied or waived and the effective date of the Plan occurred (the “Effective Date”).

As a result of the effectiveness of the Plan, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by Rand to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, Rand hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Date, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Rand certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey on March 1, 2018.

RAND LOGISTICS, INC.

By:	/s/ Edward Levy
Name: Edward Levy Title: President and CEO

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.